Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2012 Q1 RESULTS

PARK CITY, Utah, Jan 26/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2012 first quarter ended December 31, 2011.  Net sales for the fiscal 2012 first quarter were $46.6 million compared to $45.2 million for the same quarter of fiscal 2011.  For the first quarter of fiscal 2012, net income was $3.4 million, or $0.34 diluted earnings per share, compared to net income of $3.9 million, or $0.38 diluted earnings per share, for the same quarter of fiscal 2011.

Operating cash flow for the fiscal 2012 first quarter was $7.6 million compared to $6.3 million for the same period of fiscal 2011.  This operating cash flow was primarily used to invest $1.1 million in acquisitions of branded natural product businesses, $1.8 million in purchases of property and equipment, $2.2 million in repurchases of common stock and $0.5 million to repay net borrowings on the Company’s revolving credit facility.

Bill Gay, chairman and chief executive officer, commented, “Fiscal 2012 first quarter net sales growth came principally from recent branded acquisitions and our international branded business. Our net sales growth was partially offset by the closure of certain retail stores as leases expired.  Net income primarily declined as a result of increased manufacturing overhead costs associated with our new manufacturing facilities, as well as other costs associated with recent acquisitions including freight, payroll and interest expense.  We will focus on improving manufacturing overhead over the calendar year by methodically working on improving utilization of our added capacity.  Cash flow remained strong and we continued to invest in acquisitions, facilities and repurchases of our common stock.”

Mr. Gay continued, “The economy and our industry appear to be moving in a sideways trend and continue to be impacted by political and international uncertainties.  We have now experienced four years of this lethargic economy and so we will continue to emphasize cost cutting, technological innovation and overall business efficiencies. Acquisitions of unique branded products, at appropriate valuations, remain fundamental to creating long-term shareholder value in a stock market that currently undervalues financial fundamentals.  Given current valuations, we also have been proactively repurchasing common stock to enhance overall long-term shareholder returns.  Our Board and management team appreciate the tremendous support we have from our employees and shareholders in these uncertain times.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids™, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™ and Granola’s™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 6,000 SKUs, including approximately 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions or inability to complete them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi)

issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types, (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2012 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	December 31, 2011	September 30, 2011
Assets
Current assets, net	$61,563	$62,069
Property, plant and equipment, net	72,292	72,094
Goodwill	9,202	8,853
Other non-current assets, net	28,132	28,649
	$171,189	$171,665

Liabilities and Stockholders’ Equity
Current liabilities	$18,111	$19,737
Long-term liabilities	31,804	32,253
Stockholders’ equity	121,274	119,675
	$171,189	$171,665

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended December 31,
	2011	2010
Net sales	$46,628	$45,243
Cost of sales	23,370	21,781
Gross profit	23,258	23,462
Operating expenses
Selling, general and administrative	17,140	16,735
Amortization of intangible assets	474	390
Income from operations	5,644	6,337
Interest and other expense, net	359	171
Income before provision for income taxes	5,285	6,166
Provision for income taxes	1,874	2,219

Net income	$3,411	$3,947

Net income per common share
Basic	$0.34	$0.38
Diluted	0.34	0.38

Weighted average common shares outstanding
Basic	10,045,224	10,378,513
Diluted	10,060,107	10,462,089

NUTRACEUTICAL INTERNATIONAL CORPORATION

EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended December 31,
	2011	2010

Net income	$3,411	$3,947
Provision for income taxes	1,874	2,219
Interest and other expense, net (1)	359	171
Depreciation and amortization	2,085	1,942

EBITDA	$7,729	$8,279

(1) Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

EBITDA (a non-GAAP measure) is defined in our debt covenants and performance measures as earnings before net interest and other expense, taxes, depreciation and amortization.  We believe that EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.